Filed pursuant to Rule 424(b)(3)

Registration No. 333-188682

Prospectus Supplement dated October 28, 2015

(To Prospectus dated May 29, 2013)

COMBIMATRIX CORPORATION

Warrants to Purchase Common Stock

This prospectus supplement amends the prospectus dated May 29, 2013 in order to reflect an amendment to certain provisions of the warrants described therein (the “Warrants”) to purchase shares of our Common Stock, par value $0.001 per share (“Common Stock”). This prospectus supplement should be read in conjunction with the prospectus dated May 29, 2013, which is to be delivered with this prospectus supplement.

On February 13, 2015, in connection with a private placement of warrants, we agreed to amend the Warrants to (i) reduce the exercise prices thereunder to $1.97, (ii) prohibit the exercise of such amended Warrants for a period of six months after the date of the amendment and (iii) extend the exercise period of such amended Warrants for an additional six months.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CBMX.” On October 27, 2015, the closing sale price of our Common Stock on The Nasdaq Capital Market was $1.12 per share.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 5 of the prospectus dated May 29, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 28, 2015.